Exhibit (a)21

PRINCIPAL LIFE INSURANCE COMPANY
AND SUBSIDIARIES

All companies 100% owned unless otherwise indicated.

September 3, 2024

This is proprietary and confidential property of the Principal Financial Services, Inc.®
and is not for use outside the organization without the permission of Chris Agbe-Davies,
Vice President, Associate General Counsel and Assistant Secretary.